NEWS FROM:                                  Exhibit 99.1
                                            ------------

GRIFFIN LAND & NURSERIES, INC.              CONTACT:
                                            ANTHONY GALICI
                                            CHIEF FINANCIAL OFFICER
                                            (860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS
----------------------------------------

NEW YORK, NEW YORK (FEBRUARY 13, 2004) GRIFFIN LAND & NURSERIES, INC. (NASDAQ:
GRIF) ("GRIFFIN")today reported a 2003 fourth quarter operating loss of ($855,000) on net sales and other revenue of $5,744,000 as compared to an operating loss of ($1,159,000) on net sales of $5,486,000 for the 2002 fourth quarter. For the 2003 full year, Griffin reported an operating loss of ($1,833,000) on net sales and other revenue of $38,160,000 as compared to an operating loss of ($2,288,000) on net sales and other revenue of $33,961,000 for the 2002 full year.

     Operating results at Griffin's landscape nursery business, Imperial Nurseries, Inc. ("Imperial") and at Griffin's real estate division, Griffin Land, were improved in the 2003 fourth quarter and 2003 full year as compared to the 2002 comparable periods. Imperial's improved results principally reflect lower charges in the 2003 fourth quarter and full year periods for inventory disposals in excess of normal amounts. Excluding the inventory charges, Imperial's results reflected lower gross profit in the 2003 fourth quarter and 2003 full year versus the comparable 2002 periods due to weaker pricing as a result of an oversupply of product in the market during fiscal 2003.

     Operating profit at Griffin Land increased in the 2003 fourth quarter and 2003 full year versus the comparable 2002 periods due to increased profit from its leasing operations, due principally to the acquisition in December 2002 of the 70% interest in a joint venture that owned two office buildings of 80,000
square feet each in Griffin Center in Windsor, CT.   Griffin Land previously
held the other 30% interest in the joint venture.

     Griffin reported 2003 fourth quarter net income of $3,000 and basic and diluted net income (loss) per share of $0.00 and ($0.01), respectively, as compared to net income of $1,262,000 and basic and diluted net income per share of $0.26 and $0.25, respectively, for the 2002 fourth quarter. For the 2003 full year, Griffin reported a net loss of ($2,349,000) and a basic and diluted net loss per share of ($0.48) and ($0.49), respectively, as compared to net income of $2,925,000 and basic and diluted net income per share of $0.60 and $0.53, respectively, for the 2002 full year.

     The lower 2003 fourth quarter results principally reflect the inclusion in the 2002 fourth quarter of an income tax benefit of $1.5 million from the reversal of tax liabilities as a result of the favorable outcome of tax examinations of prior years.

     The lower results in the 2003 full year as compared to the 2002 full year reflect the income tax benefit in 2002 described above and lower results from Griffin's equity investment in Centaur Communications Ltd. ("Centaur"), a publishing company based in the United Kingdom. Griffin's 2003 full year equity income from Centaur was $433,000, as compared to equity income of $3,642,000 for the 2002 full year. Equity results in fiscal 2002 included a gain by Centaur, of which Griffin's allocable share was approximately $8.4 million, on the sale of its business that provided on-line legal information. The gain was partially offset by a goodwill impairment charge in fiscal 2002 at Centaur for which Griffin's allocable share was approximately $5.0 million. Excluding those one-time items from fiscal 2002 results, Griffin's equity income from Centaur increased in fiscal 2003 as compared to the prior year.

     Griffin recently announced that it and the other principal shareholders of Centaur executed a heads of agreement (preliminary agreement) providing for the sale of all of the outstanding equity interests in Centaur. Consummation of the sale is subject to numerous contingencies, including, without limitation, the satisfactory completion of due diligence and the receipt of sufficient financing by the buyer. The form of consideration to be received by Griffin has yet to be determined, but is expected to be either all cash or a combination of cash and securities of the buyer. Completion of the transaction, as currently contemplated, would result in an after-tax profit to Griffin in the range of in excess of $7.00 per share based on current exchange rates and if all of the gain is currently recognized for accounting purposes. There can be no assurance that the transactions contemplated by the heads of agreement will be consummated at all or consummated on the currently anticipated terms.

     Griffin operates landscape nursery and real estate businesses and has a 35% equity investment (31% fully diluted) in Centaur.

     Forward-Looking Statements:
     This Press Release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to completion of the proposed sale of Centaur. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

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

                                           Griffin Land & Nurseries, Inc.
                                   Consolidated Condensed Statement of Operations
                                    (amounts in thousands, except per share data)

                                             Fourth Quarter Ended,           Fiscal Year Ended,
                                            ---------------------            ------------------
                                        Nov. 29, 2003    Nov. 30, 2002    Nov. 29, 2003    Nov.30, 2002
                                        -------------    -------------    -------------    ------------

Net sales and other revenue:
Landscape nursery business                    $2,847          $3,177          $26,803         $25,212
Real estate business                           2,897           2,309           11,357           8,749
                                             --------        --------        ---------       ---------
Total net sales and other revenue              5,744           5,486           38,160          33,961
                                             --------        --------        ---------       ---------

Operating profit (loss):
Landscape nursery business                      (874)         (1,132)          (1,581)        (1,921)
Real estate business                             421             309            1,500           1,142
General corporate expense                       (402)           (336)          (1,752)        (1,509)
                                             --------        --------        ---------       ---------
Total operating loss                            (855)         (1,159)          (1,833)        (2,288)

Interest expense, net                           (646) (1)       (423) (1)      (2,582) (1)     (1,593) (1)
                                             --------        --------        ---------       ---------
Loss before taxes                             (1,501)         (1,582)          (4,415)         (3,881)

Income tax benefit                              (590)         (2,336) (2)      (1,633)         (3,164) (2)
                                             --------        --------        ---------       ---------
Loss before equity investment                   (911)            754           (2,782)           (717)

Income from equity investment                    914             508              433            3,642 (3)
                                             --------        --------        ---------       ---------

Net income (loss)                                 $3          $1,262          ($2,349)          $2,925
                                             ========        ========        =========       =========

Basic net income (loss) per common share       $0.00           $0.26           ($0.48)           $0.60
                                             ========        ========        =========       =========

Diluted net income (loss) per common share (4)($0.01)          $0.25           ($0.49)           $0.53
                                             ========        ========        =========       =========

Weighted average common shares outstanding
for computation of basic per share results      4,877          4,865             4,873           4,864
                                             ========        ========        =========       =========

Weighted average common shares outstanding
for computation of diluted per share results    4,877          4,971             4,873           4,971
                                             ========        ========        =========       =========


(1) Includes interest on nonrecourse mortgages of certain real estate properties in the 2003 fourth quarter and 2003 full year of $0.6 million and $2.3 million, respectively, as compared to interest on nonrecourse mortgages in the 2002 fourth quarter and 2002 full year of $0.4 million and $1.3 million, respectively.

(2) The income tax benefit for the 2002 fourth quarter and full year includes the reversal of tax liabilities of approximately $1.5 million as a result of a favorable outcome of tax examinations related to earlier years.

(3) Griffin's equity income in the 2002 full year included a gain, of which Griffin's allocable share was $8.4 million, from Centaur's sale of its operation that provided on-line legal services. That gain was partially offset in the 2002 full year by a goodwill impairment charge recorded by Centaur, of which Griffin's allocable share was $5.0 million.

(4) Includes the effect of stock options outstanding at Griffin's equity investee, Centaur.
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